LETTER OF INTENT

     Re: Acquisition of the common stock of Advanced Interactive, Inc., by Fresh Breath Industries, Inc.


     Fresh Breath Industries, Inc., a Nevada corporation, with offices located Suite 210, 195 West 2nd Ave, Vancouver, BC V5Y1B8 hereinafter referred to as FBI and Advanced Interactive, Inc., a Nevada corporation, with offices located at Suite 2101, 1177 West Hastings, Vancouver, BC V6E2K3, hereinafter referred to as AII are the parties to this Letter of Intent.

     FBI fully reporting public corporation trading on the OTC Bulletin Board under FBID. AII is the privately held Nevada corporation. The contemplated business combination will cause a change in the control of FBI and based on the change in control the transaction will have to be approved by a Special Meeting of the Shareholders. Said meeting will be called in compliance with federal regulations. The contemplated acquisition will also have to be approved by the directors and a majority of the common stockholders of AII.

     It is further intended that the parties shall describe and execute all necessary documents and cooperate with each other to the fullest extent possible toward the objective of consummation of the acquisition of AII by FBI on the earliest possible date.

     Management of both companies hereby commit to refer the acquisition plan herein outlined to their board of directors and shareholders with a recommendation for approval. Matters relating to the acquisition are as follows:

I.       Timing

     On or before thirty days from the date or the signing of a final approved acquisition agreement, FBI will acquire 100% of the capital stock of AII in exchange for common stock of FBI.

II.      Exchange

     FBI will issue 16,000,000 shares on a post split basis of its $.001 par value common stock for 100% of the common stock outstanding in AII.

III.     Conditions Precedent to Closing

A. FBI will reverse split on a _____ for one basis its present outstanding 11,748,000 shares of common stock.

B. The corporate name will be changed to Advanced Interactive, Inc., by amending the Articles of Incorporation.



IV.      Representation and Warranties

A. FBI will represent to AII and AII will represent to FBI that neither party or any of its principal officers or directors present or proposed is the subject of any sanctions imposed by any federal or state securities agency except as may otherwise be disclosed in writing and become a part of a disclosure to the shareholders of the parties of this agreement.

B. AII and FBI will represent in writing to each other that neither party is currently involved in or threatened by litigation of which it is aware, or if such does occur, that such will be disclosed.


C. Both parties of this Letter of Intent agree to cooperate with each other in providing documentation as the other request for use in preparation of their respective statements and the post-consolidation statement.

D. The parties shall each comply with the laws, rules, and regulations of every appropriate jurisdiction as they apply without regard to the proposed Acquisition including, without limitation, everything incident thereto.

E. FBI shall warrant, as a condition precedent to any final agreement, that they have or shall have received director approval to the business agreement contemplated.

     F. Both corporations will provide certificates of good standing from their respective states of domicile.

     G. Neither Company shall make any press releases or talk to the media without mutual approval.

V.       Name

     The parties acknowledge and agree that FBI will undertake a corporate name change as soon as possible after the closing.

VI.      Directors

     AII will have the right to appoint not less than two nor more than five directorships.

VII.     Information on Capital and Stock

     A. At closing FBI will have a net worth as of June 30, 2000 of $________ +/- and ____________ shares outstanding.

     B. At closing AII will have a net worth of $_______ +/- and __________ shares outstanding.

         C.       Net worth may  vary +/- 10%.

VIII.    Business Combination

     The  acquisition  will comply with Internal  Revenue Code, Rule 368 (a) (1)
(b) (stock for stock) 1986, as amended. AII shareholders must own at least 80% of the outstanding common stock.

IX.      Fees

     Investment banking and finder fees of ____% will be charged to the business combination on the total outstanding shares and will bear an investment legend.

X.       Counterpart

         This letter may be signed in counterpart.

XI.      Final Agreement

     This Letter of Intent is not the final agreement (Acquisition Agreement) between the Parties but does represent the terms and conditions which the Parties understand will be incorporated into such an Agreement. The Acquisition Agreement shall also contain all customary and usual warranties and indemnities.

     No commitment by either party of this Letter of Intent will be binding in the event of a material discrepancy between the actual operation of financial condition and its represented condition as disclosed in the course of the execution of the Agreement and Plan of Reorganization.


     WHEREAS,   the   foregoing   Letter  of  Intent   represents   the  present
understanding of the Parties, each shall so designate by the signature of their authorized representatives on the date and place provided herein.

Dated this        day of______________, 2000


Advanced Interactive, Inc.                        Fresh Breath Industries, Inc.



President                                                     President


_________________                                    ____________________
Secretary                                                     Secretary